                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      COASTCAST CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
                             COASTCAST CORPORATION
                           3025 EAST VICTORIA STREET
                       RANCHO DOMINGUEZ, CALIFORNIA 90221
                                 (310) 638-0595

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 18, 1999

                            ------------------------

To the Shareholders of COASTCAST CORPORATION:

    You are cordially invited to attend the Annual Meeting of Shareholders of Coastcast Corporation, a California corporation (the "Company"), which will be held at the Company's facility located at 14831 Maple Avenue, Gardena, California, at 10:00 a.m., California time, on Friday, June 18, 1999, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference:

    1. To elect a board of seven directors to serve until the next annual meeting of the Company's shareholders and until their successors have been elected and qualify;

    2. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1999; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders of record of the Company's common stock at the close of business on April 23, 1999, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

    THOSE WHO CANNOT ATTEND ARE URGED TO SIGN, DATE, AND OTHERWISE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ANY SHAREHOLDER GIVING A PROXY HAS THE RIGHT TO REVOKE IT ANY TIME BEFORE IT IS VOTED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Norman I. Fujitaki

                                          SECRETARY

Rancho Dominguez, California

April 29, 1999

                             COASTCAST CORPORATION
                           3025 EAST VICTORIA STREET
                       RANCHO DOMINGUEZ, CALIFORNIA 90221
                                 (310) 638-0595

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                   APPROXIMATE DATE PROXY MATERIAL FIRST SENT
                         TO SHAREHOLDERS: MAY 12, 1999

    The following information is given in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Coastcast Corporation, a California corporation (the "Company"), to be held at the Company's facility located at 14831 Maple Avenue, Gardena, California, at 10:00 a.m., California time, on Friday, June 18, 1999, and adjournments thereof (the "Meeting"), for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

                     SOLICITATION AND REVOCATION OF PROXIES

    A form of proxy is being furnished herewith by the Company to each shareholder, and, in each case, is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding soliciting materials to their principals. Members of the Management of the Company may solicit some shareholders in person, or by telephone, telegraph or telecopy, following solicitation by this Proxy Statement, but will not be separately compensated for such solicitation services.

    Proxies duly executed and returned by shareholders and received by the Company before the Meeting will be voted FOR the election of all seven of the nominee-directors specified herein and FOR the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1999, unless a contrary choice is specified in the proxy. If a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made. As to other matters, if any, to be voted on, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors of the Company and each of them is a director of the Company.

    Under the Company's bylaws and California law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Any shares represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to the proposal to ratify the selection of Deloitte & Touche LLP will have no effect on the vote for such proposal except to the extent the number of abstentions causes the number of shares voted in favor of such proposal not to equal or exceed a majority of the quorum required for the Meeting (in which case the proposal would not be approved).

    Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Meeting and to vote in person. Any shareholder giving a proxy has a right to revoke it at any time by either (i) a later-dated proxy,
(ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    The Company has outstanding only common stock, of which 7,928,204 shares were outstanding as of the close of business on April 23, 1999 (the "Record Date"). Only shareholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of common stock is entitled to one vote.

    Representation at the Meeting by the holders of a majority of the outstanding shares of common stock of the Company, either by personal attendance or by proxy, will constitute a quorum.

    The following table sets forth, as of April 23, 1999, the only persons known to the Company to be the beneficial owners of more than 5% of the Company's common stock:

                                                             AMOUNT AND NATURE OF
                                                                  BENEFICIAL         PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNERSHIP(1)         CLASS(2)
----------------------------------------------------------  ----------------------  -------------
Hans and Vivian Buehler ..................................        1,262,800 shs.(3)        15.2%
  3025 East Victoria Street
  Rancho Dominguez, CA 90221

Jonathan Vannini(4) ......................................          711,000 shs.            9.0
  828 Irwin Drive
  Hillsborough, CA 94010

James and Nancy Grosfeld .................................          541,900 shs.(5)         6.8
  20500 Civic Center Drive
  Suite 3000
  Southfield, MI 48076

Gruber & McBaine Capital .................................          496,500 shs.(6)         6.3
  Management
  50 Osgood Place
  Penthouse
  San Francisco, CA 94133

Dimensional Fund Advisors Inc. ...........................          470,800 shs.(7)         5.9
  1299 Ocean Avenue
  11th Floor
  Santa Monica, CA 90401

------------------------

(1) Except as otherwise indicated and subject to applicable community property and similar laws, the Company assumes that each named person has the sole voting and investment power with respect to such person's shares.

(2) Percent of class is based on the number of shares outstanding on the Record Date plus, in the case of Mr. Buehler, the number of shares which Mr. Buehler has the right to purchase pursuant to options which are either currently exercisable or exercisable within 60 days.

(3) Includes 372,500 shares which are subject to options held by Mr. Buehler which are either currently exercisable or exercisable within 60 days. Golden Band, L.P., a California limited partnership, owns of record 944,000 shares of common stock of the Company. Longview Enterprises, Inc., a California corporation, is the sole general partner of Golden Band, L.P. and owns a 1% limited partner interest in Golden Band, L.P. Mr. and Mrs. Buehler each owns a 50% interest in Longview Enterprises, Inc. as Co-Trustees of the Buehler Living Trust, dated August 22, 1990 (the "Trust"). The Trust also owns a 99.07% limited partner interest in West Main Street, L.P., a California limited partnership, which owns a 94.16597% limited partner interest in Golden Band, L.P. Mr. and Mrs. Buehler disclaim the beneficial ownership of 53,900.3 shares held by Golden Band, L.P. Does not include 111,000 shares held by a charitable foundation of which Mr. and Mrs. Buehler are directors and officers, beneficial ownership of which Mr. and Mrs. Buehler disclaim.

(4) Pursuant to a Settlement Agreement, dated November 6, 1998, between the Company and Mr. Vannini, the Company agreed to: (i) repurchase certain shares of the Company's common stock, and (ii) reimburse Mr. Vannini for $400,000 in legal and expenses, in addition to other matters described herein. In exchange, Mr. Vannini agreed to: (i) abandon his demand for a special meeting of shareholders and plans for proxy solicitation, (ii) refrain from acquiring securities which would result in him owning more than 20% of the Company's outstanding shares, (iii) vote his shares in the same proportion that all other shares are voted, (iv) refrain from contesting or soliciting proxies, (v) refrain from transferring his shares to more than 5% shareholders, (v) refrain from activities resulting in a change of control of the Company or a tender offer for its securities, and (vi) refrain from initiating or participating in any derivative suit against any officer or director of the Company.

(5) Based on an Amendment No. 1 to Schedule 13G filed on February 18, 1999, James and Nancy Grosfeld share voting and dispositive power over the 541,900 shares.

(6) Based on a Schedule 13D filed on February 19, 1998, John D. Gruber and J. Patterson McBaine share voting and dispositive power over 420,000 of such shares, Mr. Gruber has sole voting and dispositive power over 61,600 of such shares, and Mr. McBaine has sole voting and dispositive power over 14,900 of such shares. In addition, Thomas O. Lloyd-Butler and Gruber and McBaine Capital Management., L.L.C. each share voting and dispositive power over 420,000 of such shares, Lagunitas Partners, a California limited partnership, shares voting and dispositive power over 201,500 of such shares, and GMJ Investments, L.P. shares voting and dispositive power over 5,500 of such shares.

(7) Based on a Schedule 13G filed on February 11, 1999, Dimensional Fund Advisors Inc. has sole voting and dispositive power over the 470,800 shares.

    The Company knows of no contractual arrangements which may at a subsequent date result in a change of control of the Company.

                         STOCK OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information regarding the shares of the Company's common stock beneficially owned as of April 23, 1999 by (i) each director and director nominee, (ii) the executive officers identified in the Summary Compensation Table below, and (iii) all directors, director nominees and executive officers of the Company as a group:

                                                                       AMOUNT AND
                                                                        NATURE OF       PERCENT
                                                                       BENEFICIAL         OF
NAME OF BENEFICIAL OWNER                                              OWNERSHIP(1)     CLASS(2)
-------------------------------------------------------------------  ---------------  -----------
Hans H. Buehler....................................................    1,262,800(3)         15.2%
Robert L. Gates....................................................      154,012(4)          1.9
George L. Graziadio................................................       40,000(5)            *
Edwin A. Levy......................................................       31,200(6)            *
Lee E. Mikles......................................................       30,000(7)            *
Paul A. Novelly....................................................       30,000(8)            *
Jonathan P. Vannini................................................      711,000             9.0
Robert C. Bruning(9)...............................................       14,933(10)           *
Ramon F. Ibarra....................................................       67,075(11)           *
Jon A. Knartzer(12)................................................          -0-             -0-
Richard W. Mora(13)................................................        4,600               *
Kathleen H. Wainwright.............................................        3,333(14)           *
All directors, director nominees and executive officers as a group
  (12 persons).....................................................    2,348,953(15)        27.7%

------------------------

 (1) Except as otherwise indicated and subject to applicable community property and similar laws, to the best of the Company's knowledge and belief, each person listed has sole voting and investment power as to shares beneficially owned by such person.

 (2) Percent of class is based on the number of shares outstanding on the Record Date plus, with respect to each named person or group, as applicable, the number of shares of common stock, if any, which the listed individual or group has the right to acquire within 60 days after the Record Date. Ownership of less than one percent is indicated by an asterisk.

 (3) Includes 372,500 shares which are subject to options held by Mr. Buehler which are either currently exercisable or exercisable within 60 days. Golden Band, L.P., a California limited partnership, owns of record 944,000 shares of common stock of the Company. Longview Enterprises, Inc., a California corporation, is the sole general partner of Golden Band, L.P. and owns a 1% limited partner interest in Golden Band, L.P. Mr. and Mrs. Buehler each owns a 50% interest in Longview Enterprises, Inc. as Co-Trustees of the Buehler Living Trust, dated August 22, 1990 (the "Trust"). The Trust also owns a 99.07% limited partner interest in West Main Street, L.P., a California limited partnership, which owns a 94.16597% limited partner interest in Golden Band, L.P. Mr. and Mrs. Buehler disclaim the beneficial ownership of 53,900.3 shares held by Golden Band, L.P. Does not include 111,000 shares held by a charitable foundation of which Mr. and Mrs. Buehler are directors and officers, beneficial ownership of which Mr. and Mrs. Buehler disclaim.

 (4) Includes 16,625 shares owned by Mr. Gates' wife. Mr. Gates disclaims beneficial ownership of these shares.

 (5) Includes 10,000 shares owned by a partnership controlled by Mr. Graziadio and 30,000 shares which are subject to options which are either currently exercisable or exercisable within 60 days.

 (6) All shares are subject to options which are either currently exercisable or exercisable within 60 days.

 (7) All shares are subject to options which are either currently exercisable or exercisable within 60 days. Does not include 40,000 shares owned by Kodiak Opportunity, L.P. ("Kodiak"), of which Mikles/ Miller Management, Inc. ("MMI") is the general partner. Mr. Mikles is a principal shareholder of MMI and disclaims beneficial ownership of the shares owned by Kodiak.

 (8) All shares are subject to options which are either currently exercisable or exercisable within 60 days. Does not include 48,700 shares owned by the Novelly Exempt Trust, U/I/T dated 8/12/92. Mr. Novelly disclaims beneficial ownership of these shares.

 (9) Mr. Bruning resigned from the Company in March 1999.

 (10) Includes 8,333 shares which are subject to options which are either currently exercisable or exercisable within 60 days.

 (11) Includes 35,567 shares which are subject to options which are either currently exercisable or exercisable within 60 days.

 (12) Mr. Knartzer resigned from the Company in October 1998.

 (13) Mr. Mora resigned from the Company in November 1998.

 (14) All shares are subject to options which are either currently exercisable or exercisable within 60 days.

 (15) Includes 539,733 shares which are subject to options which are either currently exercisable or exercisable within 60 days.

                      NOMINATION AND ELECTION OF DIRECTORS

    The Company's directors are to be elected at each annual meeting of shareholders. At the Meeting, seven directors are to be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualify. The nominees for election as directors at the Meeting set forth in the table below are all recommended by the Board of Directors of the Company and are all incumbent directors of the Company.

    In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by the Company's existing Board of Directors.

    The seven nominee-directors receiving the highest number of votes cast at the Meeting will be elected as the Company's directors. Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of the Company's directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate's name has been placed in nomination prior to the vote and the shareholder has given notice at the Meeting, prior to the voting, of the shareholder's intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors.

    The following table sets forth certain information concerning the nominees for election as directors.

NOMINEE(1)                                           PRINCIPAL OCCUPATION                     AGE
------------------------------------  --------------------------------------------------      ---
Hans H. Buehler.....................  Chief Executive Officer and Chairman of the Board
                                        of the Company                                            66

Robert L. Gates(3)..................  Private investor                                            67

George L. Graziadio.................  President and Chief Executive Officer of Imperial
                                        Bancorp                                                   79

Edwin A. Levy.......................  Principal of Levy, Harkins & Co.                            61

Lee E. Mikles(2)....................  Chairman of Mikles/Miller Management, Inc.                  43

Paul A. Novelly(3)..................  President of Apex Oil Company, Inc.                         55

Jonathan P. Vannini(2)(3)(4)........  Private investor                                            36

------------------------

(1) The Company does not have a nominating committee of the Board of Directors. The nominees for election as directors at the Meeting were selected by the Board of Directors of the Company.

(2) Member of the compensation committee of the Board of Directors of the Company, currently consisting of two directors, neither of whom is an employee of the Company. The compensation committee held one meeting during the last fiscal year of the Company in addition to discussions in meetings of the Board of Directors. See "Executive Compensation and Other Information--Report of Compensation Committee on Executive Compensation" for a discussion of the functions performed by the compensation committee.

(3) Member of the audit committee of the Board of Directors of the Company, currently consisting of three directors, none of whom is an employee of the Company. The audit committee held one meeting during the last fiscal year of the Company in addition to discussions in meetings of the Board of Directors. The audit committee reviews, acts on, and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, the nature of non-audit services, fees to be paid to the auditors, the performance of the Company's auditors, and the accounting practices of the Company.

(4) Included as a nominee pursuant to a Settlement Agreement, dated November 6, 1998, between the Company and Mr. Vannini.

    Mr. Buehler is one of the founders of the Company and has been the Chairman of the Board and a director since the Company's inception in 1980. He also served as Chief Executive Officer until Mr. Richard Mora was appointed to that office on January 1, 1998 and re-assumed the position of Chief Executive Officer in November 1998. Mr. Buehler has more than 35 years of experience in the investment-casting business, including more than 25 years of experience in the manufacture of golf clubheads.

    Mr. Gates was a director of the Company from 1980 to 1996 and was an employee of the Company from 1982 until December 1993, serving as the Chief Financial Officer from 1990 until his retirement. He re-joined the Board of Directors in December 1998.

    Mr. Graziadio has been a director of the Company since January 1995. Since 1963 he has been the President and Chief Executive Officer of Imperial Bancorp, a bank holding company. He also is a director of Imperial Bancorp. Mr. Graziadio is the uncle of Mr. Lee Mikles.

    Mr. Levy has been a director of the Company since February 1994. He is one of the founders of, and since 1979 has been a principal of, Levy, Harkins & Co., an investment advisory firm. Mr. Levy is also a director of Quintel Entertainment Corporation.

    Mr. Mikles has been a director of the Company since June 1996. He has been the Chairman of Mikles/ Miller Management, Inc., a professional money management firm, since October 1992. Mr. Mikles also serves as a director of Imperial Bancorp and Vista 2000, Inc. Mr. Mikles is the nephew of Mr. Graziadio.

    Mr. Novelly has been a director of the Company since December 14, 1994. Since 1975, Mr. Novelly has been the President of Apex Oil Company, Inc., a company which together with its subsidiaries is engaged in oil and gas exploration, transportation, trading and storage, and coal mining. He is also a director of Imperial Bancorp, a bank holding company, Vista 2000, Inc., and Intrawest Corporation.

    Mr. Vannini has been a director of the Company since December 1998. He is a private investor who was a general partner at HPB Associates, an investment partnership, until 1996. He was employed by HPB Associates from August 1987 until March 1996. Since February 1993 he has served as an outside director of Copart, Inc.

    There were six meetings of the Board of Directors of the Company during the last fiscal year of the Company. Each of the directors of the Company attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the period in which he was a director and the total number of meetings held by all committees of the Board of Directors on which he served during such period.

DIRECTOR COMPENSATION

    FEES AND BENEFITS

    Each member of the Board of Directors who is not an employee of the Company receives an annual fee of $10,000, paid in quarterly installments of $2,500, and a fee of $2,000 for each board meeting attended. The Company also reimburses directors for expenses related to attending board and committee meetings.

    STOCK OPTIONS

    Each member of the Board of Directors who is not an employee of the Company receives automatic grants of options to purchase specified numbers of shares of common stock of the Company under the Company's 1995 Amended and Restated Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan provides that an option to purchase 30,000 shares of common stock of the Company will be granted automatically to each Eligible Director (as defined in the Director Plan) who first becomes an Eligible Director after December 13, 1995 on the date on which such director first becomes an Eligible Director.

    The Director Plan provides that an option to purchase an additional 10,000 shares of common stock of the Company is granted automatically to each such director on the third anniversary of the date on which such director first became an Eligible Director and on each subsequent anniversary of such date if such director is still an Eligible Director on such anniversary. Pursuant to the Director Plan, an option to purchase 10,000 shares of common stock of the Company was granted to each Eligible Director who became a director prior to December 13, 1995 on the date he first became a director and an option to purchase an additional 20,000 shares of common stock of the Company was granted to each such director on December 13, 1995. Pursuant to the Director Plan, an option to purchase an additional 10,000 shares of common stock of the Company was granted automatically to each such director on December 13, 1998, and will be granted on each subsequent December 13 if such director is still an Eligible Director on such December 13.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table sets forth information concerning compensation of the chief executive officer and the four other most highly compensated executive officers of the Company for each of the last three completed fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                              COMPENSATION
                                                                                              -------------
                                                     ANNUAL COMPENSATION                          STOCK
                                                    ----------------------    OTHER ANNUAL       OPTION         ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR       SALARY      BONUS     COMPENSATION(1)     GRANTS(2)    COMPENSATION(3)
---------------------------------------  ---------  ----------  ----------  ----------------  -------------  ----------------
Hans H. Buehler .......................       1998  $  478,000  $        0                       50,000
  Chairman of the Board and Chief             1997     500,000     300,000                      200,000(4)
  Executive Officer                           1996     450,000     350,000                      250,000

Richard W. Mora(5) ....................       1998  $  360,000  $        0                      250,000       $  511,978(6)
  President and Chief Operating Officer       1997     400,000     275,000                       50,000(4)         1,041(7)
                                              1996     325,000     250,000                      100,000              969(8)

Robert C. Bruning(9) ..................       1998  $  204,000  $        0                       10,000       $      636(10)
  Chief Financial Officer                     1997     195,000      75,000                       15,000(4)           731(11)
                                              1996     116,702      45,000                       25,000

Jon A. Knartzer(12) ...................       1998  $  153,000  $        0                       10,000       $   62,780(13)
  Vice President--Operations                  1997     175,000      75,000                       10,690(4)         1,313(14)
                                              1996      20,194       5,000                       15,690

Ramon F. Ibarra .......................       1998  $  156,000  $   20,000                       10,000       $   31,645(15)
  Vice President--Manufacturing               1997     160,000      75,000                        8,400(16)        2,315(17)
                                              1996     160,000      60,000                          -0-              969

Kathleen H. Wainwright ................       1998  $  156,000  $   20,000                       10,000       $      434(18)
  Vice President--Sales                       1997     140,000      75,000                        4,700(3)         1,536(19)
                                              1996      96,000      31,000                       10,000              960

------------------------

 (1) Except where indicated in this table, perquisites and other personal benefits did not in the aggregate equal or exceed the lesser of $50,000 for any named individual or 10 percent of the total of annual salary and bonus reported in this table for such person.

 (2) Number of shares of the Company's common stock subject to stock options granted to the named individual under the Company's employee stock option plan.

 (3) All amounts and the notes thereto are as of December 31 of the applicable year.

 (4) Represents shares subject to an option which was granted in 1996 and repriced in 1997. The shares subject to options shown in this table as having been granted in 1996 are reduced by the options which were repriced in 1997.

 (5) Mr. Mora resigned from the Company in November 1998.

 (6) Includes $425,000 in severance pay, $36,000 for club membership, $35,000 in outplacement expenses, $15,690 in life insurance premium payments and $1,524 of contributions made by the Company to the Company's 401(k) retirement savings plan, offset by highly compensated employee refund of $1,236 from calendar year 1997 issued in 1998. The vested portion of the Company's contribution of $1,524 is $914.

 (7) Represents contributions made by the Company to the Company's 401(k) retirement savings plan of $1,452 offset by highly compensated employee refund of $411 from calendar year 1996 issued in 1997. The vested portion of the Company's contribution of $1,452 is $581.

 (8) Represents contributions made by the Company to the Company's 401(k) retirement savings plan, of which $388 is vested and the remainder is unvested.

 (9) Mr. Bruning resigned from the Company in March 1999.

 (10) Represents $1,021 of contributions made by the Company to the Company's 401(k) retirement savings plan offset by highly compensated employee refund of $385 from calendar year 1997 issued in 1998. The vested portion of the Company's contribution of $1,021 is $408.

 (11) Represents contributions made by the Company to the Company's 401(k) retirement savings plan, of which $146 is vested and the remainder is unvested.

 (12) Mr. Knartzer resigned from the Company in October 1998.

 (13) Includes $60,486 in severance pay and $2,294 of contributions made by the Company to the Company's 401(k) retirement savings plan, of which $918 is vested and the remainder is unvested.

 (14) Represents contributions made by the Company to the Company's 401(k) retirement savings plan, of which $263 is vested and the remainder is unvested.

 (15) Includes $31,926 for relocation expenses and $1,016 of contributions made by the Company to the Company's 401(k) retirement savings plan offset by highly compensated employee refund of $1,297 from calendar year 1997 issued in 1998. All of the Company's contribution of $1,016 is vested.

 (16) Represents shares subject to an option which was granted in 1993 and repriced in 1997.

 (17) Includes $2,477 of contributions made by the Company to the Company's 401(k) retirement savings plan offset by highly compensated employee refund of $162 from calendar year 1996 issued in 1997. All of the Company's contribution of $2,477 is vested.

 (18) Includes $1,551 of contributions made by the Company to the Company's 401(k) retirement savings plan offset by highly compensated employee refund of $1,117 from calendar year 1997 issued in 1998. All of the Company's contribution of $1,551 is vested.

 (19) Includes $1,825 of contributions made by the Company to the Company's 401(k) retirement savings plan offset by highly compensated employee refund of $289 from calendar year 1996 issued in 1997. All of the Company's contribution of $1,825 is vested.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    In September 1996, the Company adopted a supplemental executive retirement plan (the "Plan") to provide deferred compensation benefits to a select group of management employees. As originally adopted, the Plan provided a maximum retirement benefit at age 65 (or age 55 under certain circumstances) of 70% of final average salary, which accrued ratably over ten years of Plan participation. In December 1998, the Board amended and restated the Plan to reduce the maximum retirement benefit to 50% of final average salary and include an offset for estimated retirement benefits provided by Social Security (the "Retirement Offset"). Additional key employees were also included as participants. The amendment and restatement of the Plan freezes benefits at the levels accrued as of December 31, 1997 for all participants as of that date, except that Hans Buehler voluntarily withdrew as a participant in the Plan and relinquished all of his accrued benefits under the Plan. Each participant with an accrued benefit as of December 31, 1997 who continues to be employed after amendment of the Plan is entitled (subject to vesting and other conditions imposed by the Plan) to the greater of his or her benefit as of December 31, 1997 (the "Prior Accrued Benefit") or the accrued benefit determined under the revised benefit formula, which counts service prior to amendment of the Plan for purposes of determining accrued benefits.

    The final average salary is the participant's average annual salary (excluding bonuses and other non-regular forms of compensation) earned from the Company (before adjustments for contributions to Company-sponsored employee benefit plans) during the three highest salary years of the five-year period ending on the December 31 next preceding the earlier of termination of employment or the date on which the participant qualifies for retirement. Benefits do not vest until a participant has participated in the Plan for five years. The retirement benefit accrues ratably over 25 years of service (including periods prior to adoption of the Plan and with certain predecessor employers) at two percent (2%) per year (up to a maximum of 25 years of service), with the actual retirement benefit being dependent on years of service with the Company and designated predecessors at the actual time of retirement. The formula is also subject to the Prior Accrued Benefit and the Retirement Offset. The following table sets forth approximate annual retirement benefits for retirement at age 65, expressed as a single life annuity, which would be payable under the Plan without regard to the Prior Accrued Benefit or the Retirement Offset:

                    YEARS OF PARTICIPATION
AVERAGE ANNUAL  -------------------------------
 COMPENSATION       5         15         25
--------------  ---------  ---------  ---------
  $  125,000       12,500     37,500     62,500
     150,000       15,000     45,000     75,000
     175,000       17,500     52,500     87,500
     200,000       20,000     60,000    100,000
     225,000       22,500     67,500    112,500
     250,000       25,000     75,000    125,000
     300,000       30,000     90,000    150,000

    Mr. Ibarra and Ms. Wainwright are the only executive officers named in the Summary Compensation Table who are continuing participants in the Plan. The other named officers have either relinquished their benefits under the Plan or have terminated as employees of the Company prior to vesting in any portion of their accrued benefits. The average salary of Mr. Ibarra and Ms. Wainwright for purposes of the Plan does not differ substantially from that set forth in the annual compensation columns of the Summary Compensation Table. Mr. Ibarra has 18 years of benefit accrual service and three years of credited participation service, and Ms. Wainwright has 10 years of benefit accrual service and two years of credited participation service under the Plan. The benefits listed in the table above do not reflect the Social Security Offset or the Prior Accrued Benefits.

OPTION GRANTS DURING 1998

    The following table sets forth information on grants of stock options pursuant to the employee stock option plan during 1998 to the officers identified in the Summary Compensation Table:

                                                             INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE VALUE
                                           ------------------------------------------------------     AT ASSUMED RATES OF
                                                           % OF TOTAL                                STOCK APPRECIATION FOR
                                                         OPTIONS GRANTED                                 OPTION TERM(2)
                                             OPTIONS      TO EMPLOYEES     EXERCISE   EXPIRATION   --------------------------
NAME                                       GRANTED(1)        IN 1998         PRICE       DATE           5%           10%
-----------------------------------------  -----------  -----------------  ---------  -----------  ------------  ------------
Hans Buehler.............................      50,000           10.63      $  13.625    01/29/08   $    428,438  $  1,085,776
Richard Mora.............................      50,000           10.63         13.625    01/29/08        428,438     1,085,776
                                              200,000           42.53         17.188    02/16/08      2,161,844     5,478,688
Robert Bruning...........................      10,000            2.13         13.625    01/29/08         85,688       217,155
Jon Knartzer.............................      10,000            2.13         13.625    01/29/08         85,688       217,155
Ramon Ibarra.............................      10,000            2.13         13.625    01/29/08         85,688       217,155
Kathleen Wainwright......................      10,000            2.13         13.625    01/29/08         85,688       217,155

------------------------

(1) Options become exercisable as to one-third of the option shares two years after the date of grant and as to an additional one-third of the option shares each one-year interval thereafter, except for options granted to Hans Buehler, which become exercisable one year after the date of grant. Certain transactions relating to a change in control of the Company may accelerate the vesting of options outstanding at the time.

(2) These columns represent hypothetical future values of the stock purchasable upon exercise of the options net of the option's exercise price, assuming that the market price of the Company's common stock appreciates at a five or ten percent compounded annual rate over the remaining term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the Proxy Rules and do not necessarily reflect management's assessment of the Company's future stock price performance. The potential realizable values presented are not intended to indicate the value of the options.

OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

    The following table sets forth information concerning stock options which were exercised during, or held at the end of, 1998 by the officers identified in the Summary Compensation Table:

                                                                             NUMBER OF                    VALUE OF
                                                                       UNEXERCISED OPTIONS AT           UNEXERCISED
                                              SHARES                    DECEMBER 31, 1998(1)      IN-THE-MONEY OPTIONS(2)
                                            ACQUIRED ON    VALUE     --------------------------  --------------------------
NAME                                         EXERCISE     REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------------------------  -----------  ----------  -----------  -------------  -----------  -------------
Hans H. Buehler...........................         -0-          -0-     304,999        67,501           -0-           -0-
Richard W. Mora...........................       9,512   $   96,700      55,487           -0-           -0-           -0-
Robert C. Bruning.........................         -0-          -0-       8,333        26,667           -0-           -0-
Jon A. Knartzer...........................         -0-          -0-         -0-           -0-           -0-           -0-
Ramon F. Ibarra...........................      43,342      685,402      29,178        16,389           -0-           -0-
Kathleen Wainwright.......................      l4,700       29,963       3,333        16,667           -0-           -0-

------------------------

(1) Shares of common stock.

(2) Value based on closing sale price of $8.75 per share on December 31, 1998.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9).

    The Compensation Committee reviews the performance of the executive officers of the Company, makes recommendations to the Board of Directors as to their compensation, and reviews the compensation programs for other key employees, including salary and cash bonus levels. The Compensation Committee also administers the Company's employee stock option plan (the "Employee Plan") and authorizes grants of options to officers and other key employees based on recommendations of Management.

    COMPENSATION POLICIES AND PHILOSOPHY

    The Company's executive compensation policies are designed to attract, retain and reward executive officers who contribute to the Company's success, to provide economic incentives for executive officers to achieve the Company's business objectives by linking their compensation to the performance of the Company, to strengthen the relationship between executive pay and shareholder value and to reward individual performance. The Company uses a combination of base salary, cash bonuses, and stock options to achieve these objectives.

    The Compensation Committee considers a number of factors, including the level and types of compensation paid to persons in similar positions by comparable companies. In addition, the Compensation Committee evaluates corporate performance by looking at factors such as performance relative to competitors, performance relative to business conditions and the success of the Company in meeting its financial objectives. The Compensation Committee also reviews the performance of each executive officer, including a review of his or her ability to meet individual performance objectives, demonstration of job knowledge and skills and the ability to work with others toward the achievement of the Company's goals.

    COMPONENTS OF COMPENSATION

    Executive officer salaries are established in relation to a range of salaries for comparable positions in companies of comparable size and complexity. The Company seeks to pay salaries to executive officers that are commensurate with the qualifications, duties and responsibilities and that are competitive in the marketplace. In making its annual salary recommendations, the Compensation Committee looks at the Company's financial position and performance, the contribution of the individual executive officers during the prior fiscal year in helping to meet the Company's financial and business objectives as well as the executive officers' performance of their individual responsibilities.

    Cash bonuses are used to provide executive officers with financial incentives to meet quarterly and annual performance targets of the Company. Performance targets and bonus recommendations for executives other than the chairman of the board and the chief executive officer are proposed by the chief executive officer, reviewed and, when appropriate, revised by the Compensation Committee and approved by the Board of Directors. Personal goals and bonus recommendations for the chairman of the board and the chief executive officer are recommended by the Compensation Committee and approved by the Board. No cash bonuses were paid to Hans H. Buehler, Richard W. Mora, Robert C. Bruning or Jon
A. Knartzer, and small bonuses were paid to Ramon F. Ibarra and Kathleen H. Wainwright for 1998 based on the performance of the Company in 1998.

    The Compensation Committee believes that equity ownership by executive officers provides incentives to build shareholder value and align the interests of executive officers with the interests of shareholders. Upon hiring executive officers, the Compensation Committee typically recommends stock option grants to the officers under the Employee Plan, subject to applicable vesting periods. Thereafter, the Compensation Committee considers awarding additional grants under the Employee Plan. The Compensation Committee believes that these additional grants provide incentives for executive officers to remain with the Company. Options are granted at the current market price for the Company's common stock and, consequently, have value only if the price of the Company's common stock increases over the exercise price. In determining the size of the periodic grants the Compensation Committee considers prior option grants to the executive officer, the executive's performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year.

    COMPENSATION OF THE PRINCIPAL EXECUTIVE OFFICERS

    The Compensation Committee reviews the performance of the chairman of the board and the chief executive officer of the Company, as well as other executive officers of the Company, annually. Neither Mr. Buehler nor Mr. Mora received a bonus in 1998, based on the performance of the Company in fiscal year 1998. In February 1998, the Compensation Committee, which administers the Company's employee stock option plan, approved the grant to Mr. Mora of an option to purchase 200,000 shares of common stock of the Company at an exercise price of $17.189 per share, the market price per share of common stock of the Company on that date.

                     Members of the Compensation Committee

                    Jonathan P. Vannini        Lee E. Mikles

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    The graph below compares the cumulative total shareholder return on the Company's common stock with the cumulative total return on the Russell 2000 and a peer group index for the period commencing December 31, 1993 and ending on December 31, 1998. The data set forth below assumes the value of an investment in the Company's common stock and each index was $100 on December 31, 1993.

                           COMPARISON OF TOTAL RETURN
    SINCE THE INITIAL PUBLIC OFFERING OF COASTCAST CORPORATION COMMON STOCK EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                COASTCAST CORPORATION   PEER GROUP   RUSSELL 2000
12/31/93                                                                      $100.00       $100.00       $100.00
12/31/94                                                                       $64.83        $70.02        $96.81
12/31/95                                                                       $55.86        $31.79        $97.20
12/31/96                                                                       $80.01        $32.28       $113.28
12/31/97                                                                       $76.55        $30.41       $138.45
12/31/98                                                                       $58.98        $17.93       $135.35
TOTAL RETURN ANALYSIS                                                        12/31/93      12/31/94      12/31/95   12/31/96
Coastcast Corporation                                                         $100.00        $64.83        $55.86     $80.01
Peer Group                                                                    $100.00        $70.72        $31.79     $32.28
Russell 2000                                                                  $100.00        $96.81        $97.20    $113.28
Source: Carl Thompson Associates www.ctaonline.com (300)
9599677.
Data from Bloomberg Financial Markets

12/31/93
12/31/94
12/31/95
12/31/96
12/31/97
12/31/98
TOTAL RETURN ANALYSIS                                            12/31/97   12/31/98
Coastcast Corporation                                              $76.55     $58.98
Peer Group                                                         $30.41     $17.93
Russell 2000                                                      $138.45    $135.35
Source: Carl Thompson Associates www.ctaonline.com (300)
9599677.
Data from Bloomberg Financial Markets

* Peer Group Index consists of Aldila Inc. and Royal Grip, Inc. through September 3, 1997, and Aldila Inc. and Royal Precision, Inc. (formerly named FM Precision, Inc. and successor to Royal Grip, Inc.) from September 3, 1997 through December 31, 1998.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The accounting firm of Deloitte & Touche LLP serves the Company as its independent auditors at the direction of the Board of Directors of the Company. One or more representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

    The Board of Directors recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent auditors for the Company for fiscal year 1999. This matter is not required to be submitted for shareholder approval, but the Board of Directors has elected to seek ratification of its selection of the independent auditors by the affirmative vote of a majority of the shares represented and voting at the Meeting (which affirmative vote must equal or exceed a majority of the quorum required for the Meeting).

    Notwithstanding the ratification by shareholders of the appointment of Deloitte & Touche LLP, the Board of Directors may, if the circumstances dictate, appoint other independent accountants.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission and the New York Stock Exchange concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

    Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company notes that Mr. Mora failed to file a Form 4 regarding his sale of 9,512 shares in May 1998. Additionally, the Company notes that Mr. Gates filed a Form 3 late reporting his beneficial ownership of securities upon his appointment as a director in December 1998.

                             SHAREHOLDER PROPOSALS

    Shareholders who wish to present proposals for action at the 1999 Annual Meeting of Shareholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no later than January 7, 2000 for inclusion in next year's proxy statement and proxy card.

                         ANNUAL REPORT TO SHAREHOLDERS

    The Annual Report to Shareholders of the Company for the year ended December 31, 1998, including audited consolidated financial statements, has been mailed to the shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

                                 OTHER MATTERS

    Management of the Company does not know of any other matters which are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their collective judgment.

                           ANNUAL REPORT ON FORM 10-K

    A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Corporate Secretary, Coastcast Corporation, 3025 East Victoria Street, Rancho Dominguez, California 90221. If Exhibit copies are requested, a copying charge of $.20 per page will be made.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Norman I. Fujitaki
                                          SECRETARY

Rancho Dominguez, California
April 29, 1999

    SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                             COASTCAST CORPORATION
                           3025 EAST VICTORIA STREET
                       RANCHO DOMINGUEZ, CALIFORNIA 90221

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Hans H. Buehler and Edwin A. Levy as
Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote as designated below, all the shares of common stock of Coastcast Corporation held of record by the undersigned on April 23, 1999, at the Annual Meeting of Shareholders to be held on June 18, 1999, or any adjournment thereof.

------------------------------------------------------------------------------
                           -  FOLD AND DETACH HERE  -

                                                Please mark your votes as
                                                indicated in this example  /X/

1. ELECTION OF DIRECTORS    FOR all nominees below     WITHHOLD AUTHORITY
                            (except as marked to the   to vote for all nominees
                            contrary below)  /  /      listed below       /  /

INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the lines next to the nominee's name below:

Hans H. Buehler    ______   Robert L. Gates ______  George L. Graziadio ______

Edwin A. Levy       ______   Lee E. Mikles   ______  Paul A. Novelly     ______

Jonathan P. Vannini ______

2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

          FOR          AGAINST         ABSTAIN
          / /            / /             / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature(s)                                             Dated          , 1999
            --------------------------------------------      ----------

PLEASE READ, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

------------------------------------------------------------------------------
                       -  FOLD AND DETACH HERE  -